     As filed with the Securities and Exchange Commission on July 29, 1997

                                                     Registration No. 333-29339

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 -------------


                                AMENDMENT NO. 1
                                     TO

                                  FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 -------------


                             i2 TECHNOLOGIES, INC.

             (Exact name of registrant as specified in its charter)


           DELAWARE                         7372                       75-2294945
 (State or other jurisdiction of   (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)    Classification Code Number)     Identification Number)



                      909 E. LAS COLINAS BLVD., 16TH FLOOR
                              IRVING, TEXAS  75039
                                 (214) 860-6000
              (Address, including zip code, and telephone number,
     including area code, of the registrant's principal executive offices)

                                 -------------

                                 DAVID F. CARY
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                             i2 TECHNOLOGIES, INC.
                      909 E. LAS COLINAS BLVD., 16TH FLOOR
                              IRVING, TEXAS  75039
                                 (214) 860-6000
                            TELECOPY: (214) 860-6062
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

                            CARMELO M. GORDIAN, ESQ.
                             RONALD G. SKLOSS, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                        301 CONGRESS AVENUE, SUITE 1200
                              AUSTIN, TEXAS  78701
                                 (512) 477-5495
                            TELECOPY: (512) 477-5813

                                 -------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective, as determined by market conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 -------------

                       CALCULATION OF REGISTRATION FEE


==========================================================================================================================
                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                         AMOUNT TO         OFFERING PRICE         AGGREGATE           AMOUNT OF
SECURITIES TO BE REGISTERED                  BE REGISTERED         PER SHARE         OFFERING PRICE      REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.00025  par value           1,485,277 shares       $31.9375(1)          $47,436,034          $14,375(2)
==========================================================================================================================



(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based upon the average of the high and low closing sale prices for the Common Stock as reported by the Nasdaq National Market for June 13, 1997.


(2)  Previously paid on June 16, 1997.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
================================================================================

                                1,485,277 SHARES




                                   [i2 LOGO]




                             i2 TECHNOLOGIES, INC.

                                  COMMON STOCK
                         (PAR VALUE $.00025 PER SHARE)


         This Prospectus relates to the public offering, which is not being underwritten, of up to 1,485,277 shares (the "Shares") of Common Stock, par value $.00025 per share (the "Common Stock"), of i2 Technologies, Inc., a Delaware corporation ("i2" or the "Company"), by the stockholders of the Company named herein (the "Selling Stockholders"). None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. See "Selling Stockholders."

         The Shares may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Of the Shares, 1,472,955 were originally issued by the Company in connection with the acquisition of Think Systems Corporation, a New Jersey corporation ("Think"), by and through a statutory merger of Think with and into a wholly owned subsidiary of the Company. Such Shares are being registered by the Company pursuant to a Registration Rights Agreement entered into by and among the Company and the Selling Stockholders as a condition to the Think merger. The remaining 12,322 shares were originally issued by the Company in connection with the exercise of stock options assumed by the Company in the Think merger. All of the Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker- dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."



         The Company has agreed to bear certain expenses (other than fees and expenses, if any, of counsel or other advisors to the Selling Stockholders and any brokerage fees or commissions) in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company and certain Selling Stockholders have agreed to indemnify the other and their respective controlling persons against certain liabilities, including certain liabilities under the Securities Act.



         The Common Stock is traded on the Nasdaq National Market under the symbol "ITWO." On July 28, 1997, the last sale price for the Common Stock as reported by the Nasdaq National Market was $44.75 per share.


         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         THE SHARES HAVE NOT BEEN REGISTERED FOR SALE BY THE SELLING STOCKHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THE REGISTRATION THEREOF UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF AN EXEMPTION FROM REGISTRATION.

                         ----------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                         ----------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                         ----------------------------


                 THE DATE OF THIS PROSPECTUS IS JULY 29, 1997.

                             AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file periodic reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at 500 West Madison, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments, exhibits and schedules, referred to as the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office at prescribed rates.


                      DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997;

     3.  The Company's Current Report on Form 8-K dated May 15, 1997;


     4. The Company's Current Report on Form 8-K dated June 12, 1997 (as amended by Amendment No. 1 on Form 8-K/A filed on July 1, 1997);

     5.  The Company's Current Report on Form 8-K dated July 1, 1997; and

     6. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-28030), as filed with the Commission on March 20, 1996.


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus but prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus.

         Upon written or oral request, the Company will provide without charge to each person to whom a copy of the Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be submitted in writing or by telephone to David F. Cary, Chief Financial Officer, 909 E. Las Colinas Blvd., 16th Floor, Irving, Texas 75039; telephone (214) 860-6000. The Company maintains a World Wide Web site that contains certain of the documents incorporated by reference herein. The address of the Company's web site is http://www.i2.com.

                                  THE COMPANY

         i2 is the leading provider of supply chain management software.
Supply chain management encompasses the planning and scheduling of manufacturing and related logistics, from raw materials procurement through work-in-process to customer delivery to demand forecasting. i2 believes that its client/server software product, Rhythm, represents a fundamentally new approach to supply chain management. Rhythm enables customers to model complex, multi-site supply chains to rapidly generate integrated solutions to supply chain problems such as demand forecasting, production bottlenecks, supply interruptions and customer order changes. Rhythm utilizes a constraint-based methodology which simultaneously considers a broad range of constraints -- from machine capacities to individual customer commitments to changing revenue forecasts -- to derive an optimal solution. Rhythm's advanced decision-support capabilities enable companies to make better informed, more timely planning, scheduling and resource allocation decisions using better forecasting capabilities in order to improve operating efficiency, customer satisfaction and return on assets.


         The Company's executive offices are located at 909 E. Las Colinas Blvd., 16th Floor, Irving, Texas 75039, and its telephone number is (214) 860-6000.


         "i2 Technologies" and "Rhythm" are registered trademarks of the Company. This Prospectus also contains and incorporates by reference trademarks and registered trademarks of companies other than i2.


                                  RISK FACTORS

         The following risk factors should be considered carefully in addition to the other information contained or incorporated by reference in this Prospectus before purchasing the Common Stock offered hereby. In addition to the historical information contained and incorporated by reference herein, the discussion in and incorporated by reference in this Prospectus contains certain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. These forward-looking statements are made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements whenever they appear or are incorporated by reference in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed below as well as those cautionary statements and other factors set forth elsewhere herein.


POTENTIAL FOR SIGNIFICANT FLUCTUATIONS IN QUARTERLY RESULTS; OPERATING LEVERAGE

         The Company's quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. Because the purchase of a supply chain management software solution generally involves a significant commitment of capital, the sales cycle associated with the purchase of the Company's products is typically six to nine months and subject to a number of significant risks, including customers' budgetary constraints, timing of budget cycles and concerns about the introduction of new products by the Company or its competitors, factors over which the Company has little or no control. Furthermore, purchases of the Company's products may be deferred or canceled in the event of a downturn in any potential customer's business or the economy in general. As a result, the timing of significant orders is unpredictable and, like many software companies, the Company typically realizes a significant portion of its software license revenues in the last month of a quarter. In addition, the amount of revenues associated with particular licenses can vary significantly based upon the number of software modules purchased and the number of sites and users involved in the installation. The Company has experienced and may continue to experience from time to time very large, individual license sales which can cause significant variations in quarterly license revenues. Moreover, small delays in customer orders can cause significant variability in the Company's license revenues and results of operations for any particular period.

         The Company's expense levels are based, in part, on its expected future revenues. If revenues are below expectations, operating results and net income are likely to be adversely and disproportionately affected because a significant portion of the Company's expenses do not vary with revenues. The Company may choose to reduce prices or invest significant resources in research and development efforts in response to competition or to pursue new market opportunities. There can be no assurance that revenues will grow in future periods, that they will grow at historical rates, or that the Company will maintain positive operating margins in future quarters.

PRODUCT CONCENTRATION; DEPENDENCE ON EMERGING MARKET FOR SUPPLY CHAIN MANAGEMENT SOFTWARE

         The Company currently derives all of its revenues from Rhythm licenses and related services. The Company expects that Rhythm-related revenues, including maintenance and consulting contracts, will continue to account for substantially all of the Company's revenues for the foreseeable future. As a result, the Company's future operating results are dependent upon continued market acceptance of Rhythm and enhancements thereto. There can be no assurance that Rhythm will achieve continued market acceptance. A decline in demand for, or market acceptance of, Rhythm as a result of competition, technological change or other factors would have a material adverse effect on the Company's business, operating results and financial condition.

         Although demand for Rhythm has grown in recent years, the market for supply chain management software is still emerging and there can be no assurance that it will continue to grow or that, even if the market does grow, businesses will continue to adopt Rhythm. The Company has spent, and intends to continue to spend, considerable resources educating potential customers about supply chain management in general and about the features and functions of Rhythm in particular. However, there can be no assurance that such expenditures will enable Rhythm to achieve any additional degree of market acceptance. If the market for Rhythm fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially adversely affected.

MANAGEMENT OF GROWTH

         The Company's business has continued to grow rapidly in the last three years, particularly in 1996, which has resulted in substantial growth in the number of its employees, the scope of its operating and financial systems and the geographic distribution of its operations and customers. This recent rapid growth has placed, and if such growth continues will continue to place, a significant strain on the Company's management and operations. Accordingly, the Company's future operating results will depend on the ability of its officers and other key employees to continue to implement and improve its operational, customer support and financial control systems, and to effectively expand, train and manage its employee base. There can be no assurance that the Company will be able to manage any future expansion successfully, and any inability to do so would have a material adverse effect on the Company's business, operating results and financial condition.


INTEGRATION OF RECENT ACQUISITIONS; POTENTIAL FUTURE ACQUISITIONS

In April 1997, the Company completed the acquisition of the Operations Planning Group ("OPG"), a business activity of Computer Sciences Corporation. In May 1997, the Company acquired Think and Optimax Systems Corporation, a Delaware corporation ("Optimax"), and entered into an agreement to acquire Think Systems Private Limited, an Indian corporation. The acquisitions involve the integration of companies that have previously operated independently. Among the factors considered by the Company's Board of Directors in connection with its approval of each acquisition was the opportunity for the Company to broaden its product offering and provide a more comprehensive solution by incorporating the OPG, Think and Optimax software solutions into Rhythm. However, no assurance can be given that the Company will not encounter difficulties in integrating the respective operations of the Company, OPG, Think and Optimax or that the benefits expected from such integration will be realized. In addition, there can be no assurance that the Company will not experience the loss of key OPG, Think and Optimax personnel. Failure to successfully integrate OPG's, Think's and Optimax's respective operations into the Company's operations could have a material adverse effect on the Company's business, operating results and financial condition. See "Recent Developments."

         The Company may in the future pursue additional acquisitions of businesses, products and technologies that could complement or expand the Company's business. The negotiation of potential acquisitions as well as the integration of an acquired business, product or technology could cause diversion of management's time and resources. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses. Further, no assurances can be given that any acquired business will be successfully integrated with the Company's operations. If any such acquisition were to occur, there can be no assurance that, whether or not consummated, any such acquisition would not have a material adverse effect on the Company's business, operating results and financial condition.


DEPENDENCE UPON KEY PERSONNEL

         The Company's future operating results depend in significant part upon the continued service of a relatively small number of key technical and senior management personnel, few of whom are bound by an employment agreement. The Company's future success also depends on its continuing ability to attract and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and the Company has at times in the past experienced difficulty in recruiting qualified personnel. There can be no assurance that the Company will retain its key technical and managerial employees or that it will be successful in attracting, assimilating and retaining other highly qualified technical and managerial personnel in the future. The loss of any member of the Company's key technical and senior management personnel or the inability to attract and retain additional qualified personnel could have a material adverse effect on the Company's business, operating results and financial condition.

COMPLEXITY OF SOFTWARE PRODUCTS; RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS

         Rhythm is a client/server solution which can operate on platforms from Digital Equipment, Hewlett-Packard, IBM, Sun Microsystems, Solaris and Microsoft and can access data from most widely used SQL (structured query language) databases, including Informix, Oracle and Sybase. Based upon demand in the marketplace, the Company may identify additional platforms on which to port its software products; however, such platforms may not be architecturally compatible with Rhythm's software product design. Therefore, no assurance can be given concerning the continued successful porting of the Company's software products on these or additional platforms, the timing of completion of any such ports or the acceptance of the Company's applications in the marketplace.

         The market for the Company's software products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The Company's future success will depend upon its ability to continue to enhance its current product line and to develop and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. There can be no assurance that the Company will be successful in developing and marketing, on a timely and cost-effective basis, fully functional product enhancements or new products that respond to technological advances by others, or that its new products will achieve market acceptance. The Company's failure to successfully develop and market product enhancements or new products could have a material adverse effect on the Company's business, operating results and financial condition.

         As a result of the complexities inherent in client/server computing environments and the broad functionality and performance demanded by customers for supply chain management products, major new products and product enhancements can require long development and testing periods. In addition, software programs as complex as those offered by the Company may contain undetected errors or "bugs" when first introduced or as new versions are released that, despite testing by the Company, are discovered only after a product has been installed and used by customers. While the Company has on occasion experienced delays in the scheduled introduction of new and enhanced products and products containing bugs, to date the Company's business has not been materially adversely affected by delays or the release of products containing errors. There can be no assurance, however, that errors will not be found in future releases of the Company's software, or that any such errors will not impair the market acceptance of these products and adversely affect the Company's business, operating results and financial condition.

         While the Company generally takes steps to avoid interruptions of sales often associated with the pending availability of new products, customers may delay their purchasing decisions in anticipation of the general availability of new or enhanced Rhythm products, which could have a material adverse effect on the Company's business and operating results. Moreover, significant delays in the general availability of such new releases, significant problems in the installation or implementation of such new releases, or customer dissatisfaction with such new releases, could have a material adverse effect on the Company's business, operating results and financial condition.

COMPETITION

         The Company's products are targeted at the emerging market for supply chain management software solutions. The Company's competitors are diverse and offer a variety of solutions directed at various segments of the supply chain as well as the enterprise as a whole. These competitors include (i) smaller independent companies which have developed or are attempting to develop advanced planning and scheduling software which complement or compete with Manufacturing Resource Planning ("MRP") solutions, (ii) other business application software vendors who may broaden their product offerings by internally developing, or by acquiring or partnering with independent developers of, advanced planning and scheduling software, (iii) internal development efforts by corporate information technology departments, (iv) companies offering standardized or customized products on mainframe and/or mid-range computer systems, and (v) enterprise resource application software vendors such as Baan Company N.V., Oracle Corporation, PeopleSoft, Inc. and SAP AG which currently offer sophisticated Enterprise Resource Planning ("ERP") solutions that incorporate MRP modules or advanced planning and scheduling software. In connection with specific customer solicitations, ERP vendors have from time to time jointly marketed the Company's products as a complement to their own systems. However, the Company believes that many of these ERP vendors are focusing significant resources on increasing the functionality of their own MRP modules, and at least two ERP vendors have recently acquired independent developers of advanced planning and scheduling software utilizing object-oriented technology. Ultimately, such products may permit ERP vendors to offer MRP modules with functionality comparable or superior to Rhythm. To the extent such ERP vendors develop or acquire functionally comparable or superior MRP modules, their significant installed base and ability to offer a complete enterprise-wide solution would provide a significant competitive advantage over the Company.

         The principal competitive factors affecting the market for the Company's products include vendor and product reputation, architecture, functionality and features, ease of use, quality of support, product quality, performance and price. Based on these factors, the Company believes that it has competed effectively to date. In order to be successful in the future, the Company must continue to respond promptly and effectively to the challenges of technological change and competitors' innovations. Many of the Company's competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition, and a larger installed base of customers than the Company. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on the Company's business, operating results and financial condition.

INTELLECTUAL PROPERTY RIGHTS; USE OF LICENSED TECHNOLOGY

         The Company relies primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights. In addition, the Company generally licenses Rhythm products to end users in object code (machine-readable) format, and the Company's license agreements generally allow the use of Rhythm products solely by the customer for internal purposes without the right to sublicense or transfer the Rhythm products. However, the Company believes that the foregoing measures afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exist, software piracy can be expected to be a problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. Furthermore, there can be no assurance that the Company's competitors will not independently develop technology similar to that of the Company. The Company may increasingly be subject to claims of intellectual property infringement as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Although the Company is not aware that any of its products infringes upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition.

         The Company has in the past and may in the future resell certain software which it licenses from third parties. There can be no assurance that these third party software licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability to maintain any of these software licenses could result in delays or reductions in product shipments until equivalent software could be identified, licensed and integrated, which could adversely affect the Company's business, operating results and financial condition.

INTERNATIONAL OPERATIONS AND CURRENCY FLUCTUATIONS

         The Company derived approximately 9%, 7% and 23% of its total revenues from customers located outside of the United States in 1994, 1995 and 1996, respectively. The Company believes that continued growth and profitability will require expansion of its sales in international markets. In order to successfully expand international sales, the Company must establish additional foreign operations and hire additional personnel. International expansion of the Company's operations has required, and will continue to require, the Company to translate its software and manuals into foreign languages. To date, the Company has translated its software into Asian, European and Latin American languages. To the extent that the Company is unable to expand its international operations or translate its software and manuals into foreign languages in a timely manner, it is likely to adversely impact the Company's operating results. In addition, even if international operations are successfully expanded, there can be no assurance that the Company will be able to maintain or increase international market demand for its products.

         The Company's international operations are subject to risks inherent in international business activities, including, in particular, management of an organization spread over various countries, longer accounts receivable payment cycles in certain countries, compliance with a variety of foreign laws and regulations, unexpected changes in regulatory requirements, overlap of different tax structures, foreign currency exchange rate fluctuations and general economic conditions. To date, the Company's revenues from international operations have primarily been denominated in United States dollars. However, to the extent significant sales have been in the past or are in the future denominated in foreign currencies, the Company has implemented and intends in the future to implement hedging programs to mitigate its exposure to foreign currency fluctuations. As a result of the continued expansion of the Company's international operations, the fluctuations in the value of foreign currencies in which the Company conducts its business have caused and will continue to cause currency transaction gains and losses. To date, currency transaction gains and losses have not been material. However, due to the number of foreign currencies involved, the constantly changing currency exposures and volatility of currency exchange rates, the Company cannot predict the effect of exchange rate fluctuations upon future operating results. Other risks associated with international operations include import and export licensing requirements, trade restrictions and changes in tariff rates.

PRODUCT LIABILITY

         While the Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims, it is possible that such limitation of liability provisions may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim brought against the Company could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, defending such a suit, regardless of its merits, could entail substantial expense and require the time and attention of key management personnel, either of which could have a material adverse effect on the Company's business, operating results and financial condition.


VOLATILITY OF MARKET PRICE


         The market price of the Common Stock may be significantly affected by factors such as quarterly variations in the Company's results of operations, the announcement of new products or product enhancements by the Company or its competitors, technological innovations by the Company or its competitors, and general market conditions or market conditions specific to particular industries. In particular, the stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such fluctuations may adversely affect the market price of the Common Stock.

CONTROL BY MANAGEMENT


         Sanjiv S. Sidhu, the Company's Chairman and Chief Executive Officer, and Kanna ("Ken") N. Sharma, the Company's Vice Chairman and Executive Vice President, beneficially own approximately 54.0% and 12.7%, respectively, of the Company's outstanding Common Stock. Consequently, Messrs. Sidhu and Sharma (and Mr. Sidhu in particular) are able to control the outcome of all matters submitted for stockholder action, including the election of members to the Company's Board of Directors and the approval of significant change in control transactions, and effectively control the management and affairs of the Company, which may have the effect of delaying or preventing a change in control of the Company.


ANTI-TAKEOVER PROVISIONS

         The Company's Certificate of Incorporation, as amended (the "Charter"), and Bylaws, as amended (the "Bylaws"), contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder might consider favorable, including provisions: authorizing the issuance of "blank check" preferred stock; providing for a Board of Directors with staggered, three-year terms; requiring super-majority voting to effect certain amendments to the Charter and Bylaws; limiting the persons who may call special meetings of stockholders; prohibiting stockholder action by written consent; and establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at stockholder meetings. Certain provisions of Delaware law and the Company's stock option plans may also have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals.

                              RECENT DEVELOPMENTS


RECENT ACQUISITIONS


         In May 1997, the Company acquired Think Systems Corporation by the statutory merger (the "Think Merger") of a wholly owned subsidiary of the Company with and into Think. A total of 3,823,337 shares of Common Stock are issuable to the former Think stockholders and optionholders in exchange for the acquisition by the Company of all outstanding Think capital stock and all unexpired and unexercised options to acquire Think capital stock. In connection with the Think Merger, Sandeep ("Sandy") R. Tungare, a former principal stockholder, executive officer and director of Think, was elected to the Company's Board of Directors. Think provides premium demand chain solutions, including an integrated line of flexible, client/server-based software applications, for sales, marketing and logistics departments representing a variety of industries, including consumer packaged goods, high technology, pharmaceutical, apparel, paper, automotive and other product-driven specializations.


         In connection with the Think Merger, in May 1997 the Company entered into an agreement to acquire all of the outstanding capital stock of Think Systems Private Limited, an Indian corporation controlled by the former principal stockholders of Think, in exchange for approximately 36,000 shares of Common Stock. The acquisition of Think Systems Private Limited is subject to a number of conditions, including requisite Indian regulatory approval.


         Also in May 1997, the Company acquired Optimax Systems Corporation by the statutory merger of a wholly owned subsidiary of the Company with and into Optimax. A total of 1,372,618 shares of Common Stock are issuable to the former Optimax stockholders and optionholders in exchange for the acquisition by the Company of all outstanding Optimax capital stock and all unexpired and unexercised options to acquire Optimax capital stock. Optimax develops, markets and implements supply chain planning and scheduling software for customer-driven, make-to-order manufacturing.




         Each merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code and has been accounted for as a "pooling of interests." The Company granted certain registration rights to all of the former stockholders of Think and Optimax with respect to the shares issued in each merger.


         In April 1997, the Company completed the acquisition of the Operations Planning Group, a business activity of Computer Sciences Corporation, for a cash purchase price of $1 million. The acquisition has been accounted for under the purchase accounting method.



         The Company has incurred approximately $5.7 million in certain acquisition-related expenses related to these transactions. These costs include, among other things, investment banking, legal and accounting fees and expenses and the write-off of in-process research and development. The Company recorded these expenses in the second quarter of 1997.

RECENT OPERATING RESULTS

         The Company's revenues for the quarter ended June 30, 1997 were $48.0 million compared to $17.8 million for the comparable quarter in 1996. Net income for the quarter ended June 30, 1997 was $2.7 million or $0.08 per share, excluding acquisition-related expenses, compared to $648,000 or $0.02 per share for the comparable quarter in 1996. After the acquisition-related expenses described above, the Company incurred a net loss of $390,000 or $0.01 per share for the quarter ended June 30, 1997.


                              SELLING STOCKHOLDERS


         This Prospectus relates to the sale by the Selling Stockholders named below from time to time of up to 1,485,277 shares of Common Stock. Of the Shares, 1,472,955 were acquired by the Selling Stockholders in connection with the Think Merger. Such Shares are being registered by the Company pursuant to a Registration Rights Agreement entered into by and among the Company and certain of the Selling Stockholders as a condition to the Think Merger. The remaining 12,322 shares were originally issued by the Company in connection with the exercise of stock options assumed by the Company in the Think Merger. See "Recent Developments."


         The following table provides certain information with respect to the number of shares of Common Stock currently owned, offered hereby and to be owned by the Selling Stockholders after this offering assuming all offered shares are sold in this offering.

                                                                                            NUMBER OF
                                                                                          SHARES TO BE
                                            NUMBER OF SHARES                               OWNED AFTER
                                                 OWNED           NUMBER OF                THE  OFFERING
                                               BEFORE THE      SHARES BEING          --------------------
        NAME OF SELLING STOCKHOLDER             OFFERING        OFFERED (1)            NUMBER     PERCENT
        ---------------------------            -------            -------            -------      -------
Sandeep R. Tungare(2) (3) . . . . . . . .      590,387            286,596            303,791      1.0%
Vidhya Tungare(3) . . . . . . . . . . . .      573,192            286,596            286,596         *
Ravi B. Reddy(4) (5)  . . . . . . . . . .      590,387            286,596            303,791      1.0%
Pratibha Reddy(5) . . . . . . . . . . . .      573,192            286,596            286,596         *
M.R. Rangaswami(6)  . . . . . . . . . . .       37,645              3,234             34,411         *
InSight Venture Partners I, L.P.(7).  . .       18,961              9,480              9,481         *
InSight Venture Partners II, L.P.(7)  . .      451,641            225,820            225,821         *
InSight Venture Associates, LLC(7)  . . .       10,030             10,030                  0         *
Integral Capital Partners III, L.P.(8). .      151,596             71,178             80,418         *
Integral Capital Partners International
  III, L.P.(8)  . . . . . . . . . . . . .       35,813             16,859             18,954         *
Quality Technology Decisions, Inc.  . . .        2,292              2,292                  0         *


---------------------------
*        Indicates less than 1%.
(1) There is no assurance that the Selling Stockholders will sell any or all of the offered Shares.
(2)      Includes 17,195 shares subject to currently exercisable options.
(3) Sandeep R. Tungare has served as a director of the Company since the Think Merger. See "Recent Developments." Sandeep R. Tungare and Vidhya Tungare are husband and wife and each may be deemed to beneficially own the shares held by the other. The shares indicated as held by each stockholder represents outstanding shares and shares underlying options directly held by such stockholder.
(4)      Includes 17,195 shares subject to currently exercisable options.
(5) Ravi B. Reddy and Pratibha Reddy are husband and wife and each may be deemed to beneficially own the shares held by the other. The shares indicated as held by each stockholder represents outstanding shares and shares underlying options directly held by such stockholder.
(6) Includes 31,176 shares subject to currently exercisable options. If exercised, 15,000 of these shares would be unvested and therefore subject to a right of repurchase in favor of the Company.
(7) The sole general partner of InSight Venture Partners I, L.P. is InSight Venture Associates, LLC ("InSight Associates") and the sole general partner of InSight Venture Partners II, L.P. is I.V. Associates, LLC ("I.V. Associates"). The terms of the partnership agreement of InSight Venture Partners I, L.P. and the operating agreement of InSight Associates give the members of InSight Associates control over InSight Associates and control of the day to day operations of InSight Venture Partners I, L.P. (subject, with respect to certain matters, to the consent of its limited partners). The terms of the partnership agreement of InSight Venture Partners II, L.P. and the operating agreement of I.V. Associates give the members of I.V. Associates control over I.V. Associates and control of the day to day operations of InSight Venture Partners II, L.P. (subject, with respect to certain matters, to the consent of its limited partners). Jeffrey Horing is a member of each of InSight Associates and I.V. Associates and served as a director of Think until the consummation of the Think Merger. In addition, InSight Associates holds 10,030 shares which are excluded from the shares indicated as held by InSight Venture Partners I, L.P. and InSight Venture Partners II, L.P.
(8) The sole general partner of Integral Capital Partners III, L.P. is Integral Capital Management III, L.P. ("Integral Management") and the sole general partners of Integral Capital Partners International III, L.P. are Integral Management and a wholly-owned subsidiary of Integral Management. The general partners of Integral Management are Roger B. McNamee, John A. Powell and Pamela K. Hagenah. No limited partner of such stockholder or Integral Management acts as a general partner of or has control over such stockholder or Integral Management. The terms of the partnership agreements of such stockholder and Integral Management give the general partners of Integral Management control over Integral Management and, ultimately, such stockholder.

                              PLAN OF DISTRIBUTION

         The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company during a period beginning one or five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 102, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders.


         The Company has agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the Shares, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of counsel and accountants for the Company. The Selling Stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the Selling Stockholders and stock transfer and other taxes attributable to the sale of the Shares. The Company also has agreed to indemnify certain of the Selling Stockholders and their respective officers and directors and each person who controls (within the meaning of the Securities Act) such Selling Stockholder against certain losses, claims, damages and expenses arising under the securities laws in connection with this offering. Certain of the Selling Stockholders have agreed to indemnify the Company, its officers, directors and each person who controls (within the meaning of the Securities Act) the Company against other losses, claims, damages and expenses arising under the securities laws in connection with this offering with respect to written information furnished to the Company by such Selling Stockholders.


         There is no assurance that the Selling Stockholders will sell any or all of the Shares.


                                 LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Austin, Texas.


                                    EXPERTS


         The consolidated financial statements of i2 Technologies, Inc. included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the supplemental consolidated financial statements of the Company included in the Company's Form 8-K/A filed July 1, 1997 (Amendment
No. 1 to the Current Report on Form 8-K dated June 12, 1997), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

================================================================================


NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                           -----------------------



                              TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . .  2
Documents Incorporated by Reference . . . . . . . . . . . . . . . . . .  2
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . .  8
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . 10
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10


================================================================================



================================================================================







                                1,485,277 SHARES





                             i2 TECHNOLOGIES, INC.



                                  COMMON STOCK







                                   [i2 LOGO]






                            -----------------------

                                 JULY 29, 1997

                            -----------------------







================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the Prospectus which forms a part of this Registration Statement.

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses, payable by the registrant connection with the registration of the Shares under the Securities Act. All amounts are estimates except the Commission registration fee.


         Commission registration fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $14,375
         Legal fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10,000
         Accounting fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40,000
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3,000
                                                                                                                  -------
                 Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $67,375
                                                                                                                  =======



ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled;s that indemnification provided by
Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Section 102(b)(7) of the General Corporation Law or the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         Article Eleventh of the registrant's Charter provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

         Section 6.1 of the registrant's Bylaws further provides that the registrant shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the registrant.

         The registrant has entered into indemnification agreements with each of its directors and executive officers.

         The registrant maintains $15,000,000 of officers' and directors' liability insurance.


         Article III of the Registration Rights Agreement by and among the registrant and certain of the Selling Stockholders contains provisions indemnifying the officers and directors of the registrant against certain liabilities under the Securities Act.


ITEM 16.         EXHIBITS.


         NO.                                           DESCRIPTION
         ---                                           -----------
         2.1     Agreement and Plan of Merger, dated May 15, 1997, by and among the registrant, TSC Acquisition
                 Corporation and Think Systems Corporation (filed as Exhibit 2.1 to the registrant's Current Report on
                 Form 8-K dated May 15, 1997 and incorporated herein by reference).
         4.1     Specimen certificate representing shares of Common Stock (filed as Exhibit 4.1 to the registrant's
                 Registration Statement on Form S-1 (Reg. No. 333-1752) and incorporated herein by reference).
         5.1*    Opinion of Brobeck, Phleger & Harrison LLP.
         23.1    Consent of Ernst & Young LLP.
         23.2*   Consent of Brobeck, Phleger & Harrison LLP (included in the Opinion filed as Exhibit 5.1).
         24.1*   A power of attorney pursuant to which amendments to this Registration Statement may be filed (included on the signature page contained in Part II of this Registration Statement).


         ----------------------

         * Previously filed.


ITEM 17.         UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this Registration Statement to:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Charter or the Bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 28th day of July, 1997.

                                  I2 TECHNOLOGIES, INC.


                                  By: /s/ DAVID F. CARY
                                     -------------------------------
                                     David F. Cary
                                     Vice President and Chief Financial Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                       NAME                                        TITLE                               DATE
                       ----                                        -----                               ----
      /s/ Sanjiv S. Sidhu*                    Chairman of the Board and Chief Executive            July 28, 1997
      ------------------------------------    Officer (Principal executive officer)
      Sanjiv S. Sidhu

      /s/ Kanna N. Sharma*                    Vice Chairman of the Board, Executive Vice           July 28, 1997
      ----------------------------------      President and Secretary
      Kanna N. Sharma

      /s/ David F. Cary                       Vice President and Chief Financial Officer           July 28, 1997
      ----------------------------------      (Principal financial and accounting officer)
      David F. Cary

      /s/ Harvey B. Cash*                     Director                                             July 28, 1997
      -----------------------------------
      Harvey B. Cash

      /s/ Thomas J. Meredith*                 Director                                             July 28, 1997
      ----------------------------------
      Thomas J. Meredith

      /s/ Sandeep R. Tungare*                 Director                                            July 28, 1997
      ----------------------------------
      Sandeep R. Tungare


  * By:  /s/ David F. Cary
       ---------------------------------
         David F. Cary,
         Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT NUMBER      DESCRIPTION
--------------      -----------
23.1                Consent of Ernst & Young LLP